SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement.
[ ] Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2)).
[ ]  Definitive proxy statement.
[X]  Definitive additional materials.
[ ]  Soliciting material under Rule 14a-12.

                         J.P. Morgan & Co. Incorporated
                (Name of Registrant as Specified in Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Chase and J.P. Morgan, including future financial and operating results, Chase's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of J.P. Morgan's and Chase's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the businesses of Chase and J.P. Morgan will not be combined successfully; the risk that the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; the risk that the integration process may result in the disruption of ongoing business or the loss of key employees or may adversely effect relationships with employees and clients; the risk that stockholder or required regulatory approvals of the merger will not be obtained or that adverse regulatory conditions will be imposed in connection with a regulatory approval of the merger; the risk of adverse impacts from an economic downturn; the risks associated with increased competition, unfavorable political or other developments in foreign markets, adverse governmental or regulatory policies, and volatility in securities markets, interest or foreign exchange rates or indices; or other factors impacting operational plans. Additional factors that could cause Chase's and J.P. Morgan's results to differ materially from those described in the forward-looking statements can be found in the 1999 Annual Reports on Form 10-K of Chase and J.P. Morgan, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov) and in J.P. Morgan's Definitive Proxy Statement referred to below.

J.P. Morgan has filed with the SEC a Definitive Proxy Statement on Schedule 14A relating to the proposed merger. Stockholders are advised to read the definitive proxy statement because it contains important information. Stockholders may obtain a free copy of the definitive proxy statement and other documents filed by Chase and J.P. Morgan with the SEC, at the SEC's internet site (http://www.sec.gov). Copies of the definitive proxy statement and the SEC filings incorporated by reference in the definitive proxy statement can also be obtained, without charge, by directing a request to The Chase Manhattan Corporation, 270 Park Avenue, New York, NY 10017, Attention: Office of the

Corporate Secretary (212-270-6000), or to J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260, Attention: Investor Relations (212-483-2323). Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the materials filed with the SEC by J.P. Morgan and Chase on September 13, 2000 and September 14, 2000, respectively.

November 28, 2000


Dear Colleagues:

Only 10 weeks since announcing the merger of J.P. Morgan and Chase, we are well on our way to closing by the end of the year. Last week the Securities and Exchange Commission declared our joint proxy statement effective, and shareholder meetings have been scheduled for Friday, December 22. We anticipate receiving the remaining regulatory approvals so that our first day of doing business as J.P. Morgan Chase & Co. will be January 2, 2001.

As "Day One" approaches, one of the issues we are addressing is the right strategy for facilities. A number of alternatives are under consideration in Manhattan. Beginning on the first day as a new company, we have decided to use 270 Park Avenue as the interim location of the executive offices. This is not a long-term decision, as we expect to have presences in both midtown and downtown. One option we are exploring is the opportunity to gain more space at 277 Park Avenue. Until a final decision is made, there will be few relocations of staff.

Once the merger is effective, we will appear to our shareholders and the general public as one company. Yet for many of us, Day One is just one more milestone in an ongoing and complex integration process. To cover these early stages of the merger, you will soon be receiving a Day One profile that will provide basic definitions and principles and answer some of the most frequently asked questions. Businesses, regions, and functional groups will then follow up with more detailed information.

Many decisions have yet to be made, but we are making good progress. About 700 positions have been announced, and dozens of new ones are being finalized every week. Managers are moving with all possible speed, but given the importance of these decisions, they are also moving carefully and deliberately. The leaders of each group and business unit are committed to communicating these decisions as soon as they are made.

As we will tell shareholders at our meeting next month, the promise of our combined companies has never been brighter. We will be far stronger together than either company standing alone, with leadership in growth markets and enormous depths of talent and creativity. And we will reiterate our conviction that this merger is about creating long-term value. Though there is more uncertainty and change ahead of us and a great deal of work to be done, we hope you share the excitement of building a great company together and look forward with us to a promising future.



Sandy Warner                                         Bill Harrison